                                                   -----------------------------
                                                             OMB APPROVAL
                        UNITED STATES               OMB NUMBER     3235-0145
              SECURITIES AND EXCHANGE COMMISSION    EXPIRES:  DECEMBER 31, 1997
                    WASHINGTON, D.C. 20549          ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE... 14.90
                                                   -----------------------------

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                             Dynatech Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   268138104
                       --------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745                      PAGE 1 OF 10 PAGES

-------------------                                           ------------------
CUSIP NO. 268138104                  13G                      PAGE 2 OF 10 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John Hancock Mutual Life Insurance Company
         I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                (b) [ ]
         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY


--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
                   -------------------------------------------------------------
 BENEFICIALLY      6  SHARED VOTING POWER
   OWNED BY
     EACH             -0-
                   -------------------------------------------------------------
  REPORTING        7  SOLE DISPOSITIVE POWER
   PERSON
    WITH              -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*

         N/A
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         See line 9, above.
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IC, BD, IA, HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 2 OF 10 PAGES

-------------------                                           ------------------
CUSIP No. 268138104                 13G                       PAGE 3 OF 10 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John Hancock Subsidiaries, Inc.
               I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                      (b) [ ]
               N/A
-------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5  SOLE VOTING POWER
    SHARES
                      -0-
                   -------------------------------------------------------------
 BENEFICIALLY      6  SHARED VOTING POWER
   OWNED BY
     EACH             -0-
                   -------------------------------------------------------------
  REPORTING        7  SOLE DISPOSITIVE POWER
    PERSON
     WITH             -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               See line 9, above.
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            PAGE 3 OF 10 PAGES

-------------------                                           ------------------
CUSIP No. 268138104              13G                          PAGE 4 OF 10 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John Hancock Asset Management
               I.R.S. No. 04-3279774
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                      (b) [ ]
               N/A
-------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
                   -------------------------------------------------------------
 BENEFICIALLY      6  SHARED VOTING POWER
   OWNED BY
     EACH             -0-
                   -------------------------------------------------------------
  REPORTING        7  SOLE DISPOSITIVE POWER
    PERSON
     WITH             -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               See line 9, above.
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            PAGE 4 OF 10 PAGES

-------------------                                           ------------------
CUSIP No. 268138104              13G                          PAGE 5 OF 10 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The Berkeley Financial Group
               I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                      (b) [ ]
               N/A
-------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
                   -------------------------------------------------------------
 BENEFICIALLY      6  SHARED VOTING POWER
   OWNED BY
     EACH             -0-
                   -------------------------------------------------------------
  REPORTING        7  SOLE DISPOSITIVE POWER
    PERSON
     WITH             -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               See line 9, above.
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            PAGE 5 OF 10 PAGES

-------------------                                           ------------------
CUSIP NO. 268138104                  13G                      PAGE 6 OF 10 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
  1            NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               NM Capital Management, Inc.
               I.R.S. No. 85-0268885
--------------------------------------------------------------------------------
  2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                      (b) [ ]
               N/A
-------------------------------------------------------------------------------
  3            SEC USE ONLY


--------------------------------------------------------------------------------
  4            CITIZENSHIP OR PLACE OF ORGANIZATION

               New Mexico
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
  NUMBER OF
   SHARES             -0-
                   -------------------------------------------------------------
 BENEFICIALLY      6  SHARED VOTING POWER
   OWNED BY
     EACH             -0-
                   -------------------------------------------------------------
  REPORTING        7  SOLE DISPOSITIVE POWER
    PERSON
     WITH             -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------
  9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-
--------------------------------------------------------------------------------
  10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

               N/A
--------------------------------------------------------------------------------
  11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0%
--------------------------------------------------------------------------------
  12           TYPE OF REPORTING PERSON*

               IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 6 OF 10 PAGES

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

      ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                  FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


       Item 1(a)  Name of Issuer:
                  --------------
                  Dynatech Corporation

       Item 1(b)  Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  3 New England Executive Park
                  Burlington, MA  01803

       Item 2(a)  Name of Person Filing:
                  ---------------------
                  This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

       Item 2(b)  Address of the Principal Offices:
                  --------------------------------
                  The principal business offices of JHMLICO, JHSI and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

       Item 2(c)  Citizenship:
                  -----------
                  JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

       Item 2(d)  Title of Class of Securities:
                  ----------------------------
                  Common Stock.

       Item 2(e)  CUSIP Number:
                  ------------
                  268138104

       Item 3    If the Statement is being filed pursuant to Rule 13d-1(b), or
                 -------------------------------------------------------------
                 13d-2(b), check whether the person filing is a:
                 -----------------------------------------------

                 JHMLICO:    (a) (X) Broker or Dealer registered under (S)15 of
                                     the Act.

                             (c) (X) Insurance Company as defined in (S)3(a)(19)
                                     of the Act.

                             (e) (X) Investment Adviser registered under (S)203
                                     of the Investment Advisers Act of 1940.

                             (g) (X) Parent Holding Company, in accordance with
                                     (S)240.13d-1(b)(ii)(G).

                              PAGE 7 OF 10 PAGES

                 JHSI        (g) (X)  Parent Holding Company, in accordance with
                                      (S)240.13d-1(b)(ii)(G).

                 JHAM        (g) (X)  Parent Holding Company, in accordance with
                                      (S)240.13d-1(b)(ii)(G).

                 TBFG        (g) (X)  Parent Holding Company, in accordance with
                                      (S)240.13d-1(b)(ii)(G).

                 NM          (e) (X)  Investment Adviser registered under (S)203
                                      of the Investment Advisers Act of 1940.


     Item 4  Ownership:
             ---------

             (a) Amount Beneficially Owned:  -0-
                 -------------------------

             (b) Percent of Class:
                 ----------------
                 TBFG - 0.0%
                 NM   - 0.0%

             (c) (i)    sole power to vote or to direct the vote:  -0-

                 (ii)   shared power to vote or to direct the
                        vote:  -0-

                 (iii) sole power to dispose or to direct the disposition of: -0-

                 (iv)   shared power to dispose or to direct the disposition
                        of:   -0-

     Item 5  Ownership of Five Percent or Less of a Class:
             --------------------------------------------
             With this filing, the Reporting Persons state that they have ownership of five percent or less of the class.

     Item 6  Ownership of More than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------
             N/A

     Item 7  Identification and Classification of the Subsidiary which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on by the Parent Holding Company:
             ------------------------------------------------------------
             See Items 2(a), 3 and 4.

     Item 8  Identification and Classification of Members of the Group:
             ---------------------------------------------------------
             Not applicable.

     Item 9  Notice of Dissolution of a Group:
             --------------------------------
             Not applicable.

     Item 10 Certification:
             -------------
             By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              PAGE 8 OF 10 PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By: /s/ John T. Farady
                                         ---------------------------------------
                                      Name:  John T. Farady
                                           -------------------------------------
Dated:    2/7/96                      Title: Senior Vice President & Treasurer
       -------------------                  ------------------------------------


                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By: /s/ John T. Farady
                                         ---------------------------------------
                                      Name:  John T. Farady
                                           -------------------------------------
Dated:   2/7/96                       Title: Treasurer
       -------------------                  ------------------------------------


                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By: /s/ James H. Young
                                         ---------------------------------------
                                      Name:  James H. Young
                                           -------------------------------------
Dated:   2/7/96                       Title: Secretary
       -------------------                 -------------------------------------


                                      THE BERKELEY FINANCIAL GROUP

                                      By: /s/ Susan S. Newton
                                         ---------------------------------------
                                      Name:  Susan S. Newton
                                           -------------------------------------
Dated:    2/7/96                      Title: Vice President
       -------------------                  ------------------------------------


                                      NM CAPITAL MANAGEMENT, INC.

                                      By: /s/ Susan S. Newton
                                         ---------------------------------------
                                      Name:  Susan S. Newton
                                           -------------------------------------
Dated:    2/7/96                      Title: Assistant Secretary
       -------------------                  ------------------------------------

                              PAGE 9 OF 10 PAGES

                                                                       EXHIBIT A

                            JOINT FILING AGREEMENT
                            ----------------------


     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and NM Capital Management, Inc. agree that the Terminating Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Dynatech Corporation is filed on behalf of each of them.



                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By: /s/ John T. Farady
                                         ---------------------------------------
                                      Name:  John T. Farady
                                           -------------------------------------
Dated:    2/7/96                      Title: Senior Vice President & Treasurer
       -------------------                  ------------------------------------

                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By: /s/ James H. Young
                                         ---------------------------------------
                                      Name:  James H. Young
                                           -------------------------------------
Dated:   2/7/96                       Title: Secretary
       -------------------                  ------------------------------------


                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By: /s/ John T. Farady
                                         ---------------------------------------
                                      Name:  John T. Farady
                                           -------------------------------------
Dated:   2/7/96                       Title: Treasurer
       -------------------                  ------------------------------------


                                      THE BERKELEY FINANCIAL GROUP

                                      By: /s/ Susan S. Newton
                                         ---------------------------------------
                                      Name:  Susan S. Newton
                                           -------------------------------------
Dated:   2/7/96                       Title: Vice President
       -------------------                  ------------------------------------


                                      NM CAPITAL MANAGEMENT, INC.

                                      By: /s/ Susan S. Newton
                                         ---------------------------------------
                                      Name:  Susan S. Newton
                                           -------------------------------------
Dated:   2/7/96                       Title: Assistant Secretary
       -------------------                  ------------------------------------

                              PAGE 10 OF 10 PAGES